CONSENT OF INDEPENDENT ACCOUNTANTS



WE HEREBY CONSENT TO THE INCORPORATION BY REFERENCE IN THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION CONSTITUTING PARTS OF THIS POST-EFFECTIVE AMENDMENT NO. 10 TO THE REGISTRATION STATEMENT ON FORM N-1A (THE "REGISTRATION STATEMENT") OF OUR REPORT DATED DECEMBER 13, 1995, RELATING TO THE FINANCIAL STATEMENTS AND FINANCIAL HIGHLIGHTS APPEARING IN THE OCTOBER 31, 1995 ANNUAL REPORT TO SHAREHOLDERS OF THIRD AVENUE VALUE FUND, INC., WHICH ARE ALSO INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT. WE ALSO CONSENT TO THE REFERENCE TO US UNDER THE HEADING "FINANCIAL HIGHLIGHTS" IN SUCH PROSPECTUS AND "FINANCIAL STATEMENT" IN SUCH STATEMENT OF ADDITIONAL INFORMATION.


/s/ Price Waterhouse LLP
------------------------

PRICE WATERHOUSE LLP
1177 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10036
FEBRUARY 15, 1996